Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-188768-01 on Form S-3 and Registration Statement No. 333-66496 on Form S-8 of our reports dated February 18, 2016, relating to the consolidated financial statements and financial statement schedule of Idaho Power Company (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s change in the method of presentation for deferred income taxes), and the effectiveness of Idaho Power Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Idaho Power Company for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP
Boise, Idaho
February 18, 2016